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EXHIBIT 23.4


                          Independent Auditors' Consent


To the Board of Directors
Bull Run Corporation:


We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Bull Run Corporation 1994 Long-Term Incentive Plan of our report dated October 11, 1996, with respect to the consolidated statements of income, stockholders' equity and cash flows of Host Communications, Inc. for the year ended June 30, 1996, which report appears in the June 30, 1999 transition report on Form 10-K of Bull Run Corporation.

Our report refers to a change in the method of accounting for license fee revenues and rights fee expenses.

                                                     /s/ KPMG LLP

Cincinnati, Ohio
June 15, 2000